Exhibit 99.2
Q3 2022 NORDSTROM EARNINGS CALL — PREPARED REMARKS

ERIK NORDSTROM | CHIEF EXECUTIVE OFFICER
Good afternoon everyone. Thank you for joining us today.
For the third quarter, we delivered results in line with our expectations with quarterly net sales of $3.4 billion, a loss per share of 13 cents, and adjusted earnings per share of 20 cents.
As we discussed while reporting our second quarter results, we saw customer demand begin to soften in late June, mostly in Nordstrom Rack. Across both banners, the softening trend was more significant in customer segments with the lowest income profiles, while we saw greater resilience in the higher income cohorts.
As customer trends shifted, we took action to manage through the short term macroeconomic uncertainty and position our business for success. This included managing expenses to align with sales expectations and clearing through excess inventory to exit the year with healthy inventory levels and mix.
These actions prepared us well for the third quarter, as macroeconomic pressures impacted all customer segments, with outsized impact in the lowest income groups. Additionally, sales decelerated in late October and early November, particularly in geographies with unseasonably warm weather. In the last two weeks, however, sales trends have improved.
Our teams have executed well in a challenging environment this quarter and continued to advance our Closer to You strategy. Given ongoing inflationary pressures in supply chain and fulfillment, we are particularly pleased that we decreased our variable supply chain cost this quarter. Our supply chain optimization workstreams drove efficiency and lowered the per unit cost of moving product through our system, while also delivering an improved customer experience and faster order fulfillment. We are also on track with our plans to clear through excess inventory and optimize our product mix.

Net sales decreased 3 percent versus last year, which includes a negative impact of approximately 200 basis points from one week of the Anniversary Sale shifting into the second quarter.
Nordstrom banner sales and gross merchandise value, or GMV, each decreased 3 percent versus last year. The timing shift of the Anniversary Sale had a negative impact on Nordstrom banner net sales of approximately 300 basis points.
In the third quarter, customers continued to refresh their wardrobes and shop for occasions such as social events, travel, work, and holidays, which drove demand for our core categories and services.
Consistent with the second quarter, items with lower AURs underperformed higher AUR items. Customers continued to respond very positively to newness and fashion in our seasonal assortment.
Turning now to our strategic initiatives. Our team remains focused on improving Rack performance, increasing profitability, and optimizing our supply chain and inventory flow. We are making progress in these initiatives, and we expect them to benefit our topline and bottom-line performance in the fourth quarter of this year, in 2023, and beyond.
While we take actions to address a shifting consumer backdrop, we are also building capabilities to better serve customers and deliver increased profitability, as we focus on improving Nordstrom Rack performance, winning in our most important markets, and leveraging our digital capabilities.
•Starting with Nordstrom Rack, sales declined 2 percent versus last year as we continued to see softening demand, especially within our lower income customer groups.
We remain focused on delivering profitable growth while improving the customer experience. To that end, this quarter, we made the decision to reduce Rack store-based order fulfillment and raise the minimum order amount to receive free ship-to-store delivery on Rack.com. These actions reduced our order cancellations, simplified Rack operations, and improved profitability, but negatively impacted topline growth at the Rack by approximately 200 basis points.

We continue to focus on increasing our supply of premium brands at Rack, improving our assortment, and growing brand awareness to fuel future growth.
Premium brands are a differentiator for the Rack and we are dedicated to having great brands at great prices at each of our locations. The linkage to the Nordstrom banner gives Nordstrom Rack unique access to premium brands that are not broadly available in the off-price space. For example, 90 percent of the top brands at Nordstrom are sold at Nordstrom Rack. This quarter, sales of our top 100 brands at the Rack increased 9 percent, which underscores the growth opportunity from increasing our supply of premium brands.
We are also continuing to shift away from the lower price point items that have not resonated with Rack customers. We expect to clear through this inventory by the end of the fiscal year, which opens more space and buying capacity for premium brands. With the work underway, we expect to optimize Rack product mix by mid-2023.
We believe that improving our assortment and increasing penetration of top brands will differentiate the Rack experience for customers and drive profitable sales growth.
•Next, our market capabilities help us engage with customers by delivering convenience, connection, and greater access to product, no matter how they choose to shop. Customers clearly value our interconnected model, with a strong store fleet, two unique banners, and omnichannel capabilities linked at the market level. Order pickup represented 12 percent of Nordstrom.com demand this quarter, an increase of 200 basis points versus last year.
•We are also leveraging our digital capabilities to extend our unmatched one-to-one store experience to a digital world. Our goal is to personalize the digital experience with discovery supported by a broad product assortment, convenience powered by our market strategy, and connection via our people and experiences. We are evolving digital discovery and driving higher engagement with enhanced content, a refreshed shopping experience that includes redesigned product pages, and smarter product search capabilities. We are also improving the digital purchase journey with better imagery and product descriptions to help customers make more informed purchase decisions and minimize returns.

Total digital sales declined 16 percent this quarter, which includes a negative impact of approximately 300 basis points from the Anniversary Sale shift. Additionally, reducing store-based fulfillment for Rack.com orders and sunsetting Trunk Club negatively impacted digital sales by approximately 700 basis points, with the change to Rack.com store fulfillment accounting for the majority of the impact. Our digital sales were also affected by channel shift as customers returned to pre-pandemic shopping behavior and increasingly chose to shop in-store this quarter. Digital sales represented 34 percent of total sales during the quarter.
Before I turn it over to Pete, we would like to thank our employees, customers, and partners for helping kids start off the school year on the right foot. For the 12th year, we partnered with Nike and Shoes That Fit to donate more than 40,000 pairs of brand-new shoes to kids in need for back-to-school. This program leverages our heritage in shoes and engages our teams and customers to make a difference in their communities. We are very proud of the incredible support our team and customers put behind this important cause.
In closing, though there is continued macro uncertainty, we are pleased with the actions we’ve taken to prepare for this environment and the progress we’ve made in improving our agility. The capabilities we’ve built with our Closer to You strategy, digital assets, and supply chain optimization prepare us to manage short-term pressures. With our strong balance sheet and cash position, we also have the flexibility to respond to shifting demand. We are navigating short term headwinds, while also continuing to build capabilities to better serve our customers, drive profitable growth, and increase shareholder value. We are focused on remaining nimble to navigate this environment and look forward to realizing additional benefits in the fourth quarter and into 2023.
I'll now turn the call over to Pete.

PETE NORDSTROM | PRESIDENT AND CHIEF BRAND OFFICER
Thanks, Erik.
I’ll begin by talking about our category performance, then I’ll discuss the actions we’re taking to ensure healthy inventory levels and mix going into next year. Finally, I’ll update you on the progress we are making to improve supply chain and inventory flow and increase gross margin.
Starting with the category performance … Men’s and Women’s Apparel, Shoes, and Designer had the strongest growth in the quarter versus last year. Customers continued to shop for occasions and return to the office, and update their closets. We continued to see softness versus last year in categories previously accelerated by the pandemic, including Home and Active.
•Turning now to inventory...
As you know, we have been taking aggressive action to align inventory with softening demand and category shifts. We have been focusing on improving our assortment by clearing through product that customers weren’t responding to and showcasing the fashion, newness, and categories they want. While this clearance activity pressures margins in the near-term, the impact is in-line with our expectations and consistent with the outlook we shared with you last quarter. Importantly, we expect to have healthy and current inventory by the end of the year, setting us up for longer term growth and profitability.
•In addition to healthy inventory levels, we are also focused on having the right composition of inventory. We are maintaining a strong inflow of exciting brands to deliver the newness customers expect from us. We continue to partner with new, limited distribution brands to grow their businesses and offer our customers increased selection. For example, our partnerships with On running, SKIMS, and Fear of God illustrate our strategy and effectiveness in amplifying exciting new brands. These partnerships only began a few years ago, and now they are among Nordstrom’s top 5 fastest growing brands and ranked in our top brands overall.

•We also continue to focus on improving our supply chain and inventory flow. Last year, in response to our growing digital business and increasing inflationary cost pressure, we launched a series of workstreams to drive efficiency and reduce supply chain costs while also elevating the customer experience.
•Improved inventory flow is a key component of this work and an integral part of our Closer to You strategy. By optimizing our supply chain, we are able to provide our customers with greater selection and faster delivery speeds. We are reducing the number of product touch points through our network, which decreases our cost and gets the product in a sellable position faster, which improves our regular price sell through.
•As part of our supply chain optimization efforts, we are also continuing to increase productivity in our distribution and fulfillment centers and improving the consistency of unit flow through our network.
•We are very pleased with the early results we’re seeing from this work.
•While we evaluate many supply chain metrics, for our customer, we believe the most important metric is click-to-deliver speed. This quarter, we improved click-to-deliver speed by 15 percent.
•As we improved unit flow through our network, we increased fulfillment center flow through by 28 percent versus last year and reduced our variable handling cost per unit by 3 percent.
•In fact, despite inflationary pressures this quarter, we decreased our variable supply chain cost as a percent of sales by approximately 100 basis points, compared to last year.
•As we advance our supply chain capabilities, we are also aligning our network accordingly. To that end, we closed a smaller omnichannel fulfillment center in Los Angeles that is no longer needed and retired the third party technology tested in that center, as we have scaled our West Coast Omnichannel Center to support the demand in that region.

•In addition to supply chain optimization, we continue to focus on expanding our merchandise margins over the long term. One of the most important levers in improving merchandise margin is faster inventory turns. We are committed to delivering a double digit percentage increase in inventory turns in 2023.
In addition to faster inventory turns, we are also working to improve merchandise margins by leveraging advanced analytics to identify customer needs, improve our assortment, increase promotional effectiveness, and optimize markdowns. We saw the benefits of this work in the first half of the year and expect to deliver additional merchandise margin improvements once we are past the clearance markdown pressure this year.
Turning now to holiday, our customers are excited for the season, and we are well-positioned with a fresh, relevant assortment to help them get ready for their celebrations. We’ve used our learnings from past holiday events to improve our offering with the goal of being the go-to destination for gifting and preparing for the moments that matter to our customers.
In closing, we are taking actions to clear through excess inventory, improve our mix and assortment, increase our agility, and enter 2023 in a healthy inventory position. We’re confident in our ability to build on our progress in driving supply chain efficiencies and the additional benefits we expect in the fourth quarter and in 2023.
Now I’ll turn it back to Erik.

ERIK NORDSTROM | CHIEF EXECUTIVE OFFICER
As we announced last month, Anne Bramman will be stepping down from her role as CFO on December 2nd. We’d like to take a moment to recognize Anne for her dedication to our customers, our employees, our shareholders, and our values. Anne made significant contributions to our business over the last 5 years, including helping to successfully guide the company through the pandemic, sponsoring multiple strategic initiatives to improve profitability, and elevating the finance organization. So, Anne, we thank you for your partnership and leadership. We wish you all the best in your next step.

ANNE BRAMMAN | CHIEF FINANCIAL OFFICER
Thank you, Erik. It’s been a privilege to work alongside you, our executive leadership team, our board of directors, and all of the incredible people who make Nordstrom such a special place. It has been an honor to be a part of this company.
I’ll now review our third quarter results, and then turn it over to Michael Maher, who will serve as our interim CFO beginning December 5th, to address our outlook for the remainder of the year.
For the third quarter, we reported a loss per share of 13 cents. After excluding charges related to a supply chain technology and related asset impairment, adjusted earnings per share was 20 cents.
Overall, net sales decreased 3 percent, in line with our expectations. This includes a negative impact of approximately 200 basis points due to one week of the Anniversary Sale shifting into the second quarter. GMV decreased 2 percent.
Nordstrom banner sales and GMV each decreased 3 percent versus last year. Anniversary Sale timing negatively impacted the Nordstrom banner by approximately 300 basis points.
Nordstrom Rack sales decreased 2 percent in the third quarter.
Digital sales decreased 16 percent this quarter. Digital sales include a 1,000 basis point impact from Anniversary Sale timing shift, reducing Rack store fulfill, and sunsetting Trunk Club.
Gross profit, as a percentage of net sales, decreased 190 basis points, primarily due to higher markdown rates on clearance product. Consistent with our expectations from the end of the second quarter, we realized approximately $100 million of incremental markdowns during the third quarter.
As Erik and Pete described, we have taken actions to right-size our inventory and as such, ending inventory increased 1 percent this quarter, versus a 3 percent decrease in sales. As a result of reduced supply chain back logs, we have a higher percentage of our inventory on hand this year, versus in transit last year. We continue to expect that we will end the year in a healthy inventory position and are committed to a disciplined approach to inventory management in 2023.

Total SG&A as a percentage of net sales increased 200 basis points due to a supply chain technology and related asset impairment charge, partially offset by leverage driven by fulfillment expense efficiencies. Excluding the impact of the impairment, total SG&A as a percentage of net sales remained flat with the prior year. Since last year, we’ve been making progress on our supply chain optimization initiatives to offset anticipated labor and fulfillment cost pressure and we’re pleased with the results we’re seeing. We continue to expect that these initiatives will deliver more significant benefits in the fourth quarter and in 2023.
EBIT margin was 0.1 percent of sales for the third quarter. After excluding charges related to the impairment, adjusted EBIT margin was 2.1 percent.
We maintained a solid financial position, ending the third quarter with $993 million in available liquidity, including $293 million in cash. Subsequent to quarter-end, we paid off the $100 million we had borrowed on our revolving line of credit and once again have the entire balance available to us.
Finally, we are pleased to announce the extension of our credit card program agreement with TD Bank as the exclusive issuer of our proprietary Nordstrom-branded credit card. TD has been a strong partner and we look forward to working with them to further enhance the cardmember experience. I’ll now hand it over to Michael to talk through our outlook for the remainder of fiscal 2022.

MICHAEL MAHER | CHIEF ACCOUNTING OFFICER
Thanks Anne, and before I discuss our outlook, I just want to briefly add a word of appreciation on behalf of the Finance team here at Nordstrom. We’ve all benefited from your leadership and coaching over the past few years. Thank you for everything, and all the best in your next chapter.
Now I’ll describe the macroeconomic backdrop contemplated in our guidance for the balance of the year.

As Erik indicated, macroeconomic pressures impacted demand across all customer segments in the third quarter, with the most significant impact in the lowest income groups. However, customers continued to refresh their wardrobes, shop for occasions, and respond to fashion and newness in our assortment.
With regard to recent trends, sales softened in late October and early November, but improved in the last two weeks. We believe that unseasonably warm temperatures in certain geographies contributed to the decelerating trends, along with delayed holiday shopping. As weather normalized and we get closer to the holidays, we’ve seen sales trends improve and gifting activity accelerate.
As for holiday shopping expectations, we believe that this year’s calendar, which has an extra Saturday between Thanksgiving and Christmas, will lead some customers to wait until closer to Christmas to make their purchases. We continue to expect an elevated promotional environment across retail in the fourth quarter.
Taking these factors into consideration, we are reaffirming our 2022 financial outlook. For fiscal year 2022, we continue to expect revenue growth of 5 to 7 percent versus 2021.
We expect Adjusted EBIT margin of approximately 4.3 to 4.7 percent for the full year.
Our forecast assumes that EBIT margin improvement for the year will be driven by SG&A leverage, with Gross Profit roughly flat for the full year.
Our effective tax rate is expected to be approximately 27 percent for the fiscal year.
We expect Adjusted EPS of $2.30 to $2.60. Our outlook excludes the impact of any future share repurchases.
We continue to expect approximately $100 million of incremental markdown impacts from clearance activity in the fourth quarter.
Though we are facing inflationary expense pressures, we contemplated that pressure in our outlook, along with the increasing benefits of our supply chain optimization initiatives.

With regard to the assumptions embedded in our guidance range, the low end of our guidance assumes that the softer sales trends from late October and early November return, and promotional activity in the sector increases above what we’ve seen to date. The high end of our guidance assumes that holiday sales will accelerate year-over-year as we approach Christmas, in line with pre-pandemic shopping behavior, and that promotional levels in the sector are consistent with what we’ve seen to date.
Shifting to capital allocation, our priorities remain unchanged. Our first priority is investing in the business to better serve our customers and support long term growth. We’re planning capital expenditures at normalized levels of 3 to 4 percent of net sales as we continue to invest in supply chain and technology capabilities.
Our second priority is reducing our leverage. We remain committed to an investment grade credit rating and expect to decrease our leverage ratio below 2.9 times by the end of 2022. We continue to target a leverage ratio below 2.5 times.
Our third priority is returning cash to shareholders. Last week, our board of directors declared a quarterly cash dividend of $0.19 per share. Year to date, we also repurchased approximately $53 million of our stock at an average price of $23 per share. We have approximately $447 million remaining on our share repurchase authorization. We will continue to take a measured approach to share repurchases through the remainder of this year, aligning with our cash flow and market conditions.
In closing, we have been taking the necessary steps to prepare for a softening macroeconomic backdrop and are confident that we have the financial strength and strategic capabilities to manage through a rapidly evolving environment. We have a strong balance sheet and a favorable debt maturity schedule. We are reducing our inventory levels to enter 2023 in a healthy and current position and improve our flexibility and agility. Despite markdown and inflationary pressures, we still expect to deliver SG&A benefits from our supply chain optimization work and disciplined expense management, and significantly increase our year-over-year profitability in the fourth quarter.